                                                                    EXHIBIT 10.3


*** Indicates material has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this Agreement has been filed with the Securities and Exchange Commission.
--------------------------------------------------------------------------------

                      PURCHASE AND SALE OF ASSETS AGREEMENT

      THIS PURCHASE AND SALE OF ASSETS AGREEMENT (the "Agreement") is executed and delivered as of this 3rd day of September, 2004 between WCA OF ALABAMA, L.L.C., a Delaware limited liability company ("Buyer"); BLOUNT RECYCLING, LLC, an Alabama limited liability company ("Seller"); FRANK HOLLIS, an individual ("Hollis"), and VAN MULVEHILL, an individual ("Mulvehill") (Hollis and Mulvehill are hereinafter referred to jointly as the "Members").

                                P R E M I S E S:

      WHEREAS, Seller currently owns the real property described on Schedule 1.1(a) attached hereto (the "Land"), located in and around Blount County, Alabama (the "Business"); and

      WHEREAS, Seller currently operates a fully-permitted construction and demolition landfill on the Land (the "Landfill"); and

      WHEREAS, Seller owns equipment currently used to operate the Landfill (collectively, the "Equipment"), and possesses all licenses, permits, approvals and consents (collectively, the "Permits") necessary to operate the Landfill; and

      WHEREAS, Buyer desires to purchase and acquire the Land, the Landfill, the Equipment and the Permits (collectively, the "Business"), together with such other properties and contractual rights of Seller used in connection with the Business, and Seller desires to sell the Business and such other assets, properties and contractual rights to Buyer, all in accordance with the terms and conditions set forth in this Agreement; and

      WHEREAS, Members hold all of the outstanding membership interests of Seller and Buyer is unwilling to enter into this Agreement without the covenants and promises of Members herein set forth; and

      WHEREAS, a material condition of Buyer entering into this Agreement is Members entering into certain agreements on behalf of Members and other businesses of the Members, including but not limited to that certain Purchase and Sale of Assets Agreement of even date herewith by and between Buyer, Members, and BRC, LLC and that certain Purchase and Sale of Assets Agreement of even date herewith by and between Buyer, Members, and Bluewater Diving, LLC (collectively, the "Auxiliary Agreements").

      NOW, THEREFORE, in consideration of Ten Dollars ($10), the mutual promises and covenants herein contained and other good and valuable consideration, received to the full satisfaction of each of them, the parties hereby agree as follows:

                               A G R E E M E N T:

                            ARTICLE 1. SALE OF ASSETS

      SECTION 1.1 DESCRIPTION OF ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, Seller does hereby grant, convey, sell, transfer and assign to Buyer all of its right, title and interest in and to all of the assets, properties and contractual rights owned by Seller or used by Seller in connection with the Business, wherever located, except for the Excluded Assets (as hereinafter defined), including, but not limited to, the following:

            (a) the Land, as more particularly described on Schedule 1.1(a);

            (b) all equipment used or for use in the operation of the Business, including, without limitation, the equipment listed on Schedule 1.1(b) attached hereto and made a part hereof (the "Equipment");

            (c) all of the motor vehicles used or for use in the Business, and all radios, attachments, accessories and materials handling equipment now located in or on such motor vehicles (the "Rolling Stock"), as the same are listed and more completely described by manufacturer, model number and model year on Schedule 1.1(c), attached hereto and made a part hereof;

            (d) all right, title and interest of Seller in, to and under (i) any and all agreements (whether oral or in writing) with Seller's customers as of the Closing Date which relate to the operation or conduct of the Business (the "Customer Accounts"), and (ii) any and all leases, contracts, advertising materials, license agreements, and other agreements, arrangements and/or commitments which are related to the Assets (as hereinafter defined), the Business and/or the Customer Accounts (the "Third Party Contracts" and, together with the Customer Accounts, the "Contracts"); and true and complete copies of each of the Contracts shall be delivered to Buyer on or prior to the execution and delivery of this Agreement by Seller and Member;

            (e) all manual and automated gate control and billing information, data and components thereof, including without limitation all information and all routing and billing computer software and programs containing any information regarding Customer Accounts;

            (f) all computer hardware, software, office equipment and related information technology assets (including licenses) specifically listed on
      Schedule 1.1(f);

            (g) all of Seller's inventory of parts, tires and accessories of every kind, nature and description solely to the extent that the same is used or for use in connection with the Assets (the "Inventory");

            (h) all right, title and interest of Seller in and to any and all customer lists, vendor lists, supplier lists, trade secrets, proprietary rights, symbols, trademarks, service marks, logos and trade names and other instruments used in connection with, or related to, the Business, the Assets and/or the Customer Accounts (the "Intangible Rights") ;

            (i) all permits, qualifications, licenses, franchises, consents and other approvals relating to the Business (the "Permits"), true and complete copies of which are attached hereto on Schedule 1.1(i);

            (j) all right, title and interest of Seller in and to the name "Blount Recycling, LLC; Blount Recycling & Used Tire Sales LLC; Birmingham-Midfield Recycling Center, LLC" (the "Business Name") and all rights of Seller to use the Business Name in the conduct of the Business or otherwise;

            (k) all of Seller's existing books and records, documents, files and other material related to all current or past customers of the Business;

            (l) all right, title, and interest of Seller in and to the telephone numbers described on Schedule 1.1(l) and which are used by Seller in the conduct of the Business;

            (m) all Post Office Boxes described on Schedule 1.1(m), together with all keys, combinations, contractual rights, and any other of Seller's right, title and interest thereto (the "P.O. Boxes"); and

            (n) all of the goodwill of the Business.

All of the foregoing assets, properties and contractual rights are hereinafter sometimes collectively called the "Assets."

      SECTION 1.2 EXCLUDED ASSETS. The parties agree that there shall be excluded from the Assets the following which are not being sold to Buyer pursuant to this Agreement (the "Excluded Assets"):

            (a) all cash on hand and on deposit of Seller, except as set forth in Section 1.4 hereof;

            (b) [intentionally omitted]

            (c) [intentionally omitted]

            (d) all contracts and contractual rights and obligations of Seller (whether oral or in writing) which are not related to the Customer Accounts, the Assets and/or the Business as more specifically set forth on
      Schedule 1.2(d) hereto; and

            (e) all employment or consulting agreements to which Seller is a party or by which Seller is bound.

      SECTION 1.3 NON-ASSIGNMENT OF CERTAIN CONTRACTS. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any Contract shall require the consent of any third party, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller shall use its reasonable best efforts to obtain the consent of such other party to such assignment to Buyer. If such consent is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with the benefits under any such Contract.

      SECTION 1.4 PRORATION OF CASH ON HAND. The parties shall prorate, as of the close of business on the Closing Date, all cash on hand or on deposit with Seller consisting of sums paid to Seller pursuant to the advance billing practice of Seller or otherwise representing a prepayment to Seller for services to be rendered after the Closing related to the Business (the "Prepaid Accounts"). Seller shall be entitled to all cash on hand or on deposit related to services performed on or before the close of business on the date of Closing and Buyer shall be entitled to all cash on hand or on deposit related to services to be performed after the Closing Date.

      SECTION 1.5 CHANGE OF NAME. On the Closing Date, Seller shall discontinue any use of the Business Name and/or any name similar to the Business Name, or any other symbol, trademark, service mark, logo or trade name now used by Seller in the conduct of the Business. On the Closing Date, Seller shall deliver to Buyer, in form suitable for filing, such certificates, consents and other documents as are necessary to effect the transfer of the registration of the Business Name to Buyer in Alabama and any other jurisdiction in which the Business is operated on or prior to the Closing Date, and Seller shall grant to Buyer any consents and take any other and further action, all at Seller's own expense, requested by Buyer to enable Buyer to reserve or register any such name for use by Buyer in Alabama or any other jurisdiction in which the Business is operated on or prior to the Closing Date.

                            ARTICLE 2. PURCHASE PRICE

      SECTION 2.1 CASH PURCHASE PRICE. The Total Purchase Price for the Assets is *** Dollars ($***). Subject to Sections 2.2, 2.4 and 2.5 below, at Closing, Buyer shall pay to Seller in immediately available funds the sum of *** Dollars ($***) (the "Cash Purchase Price").

      SECTION 2.2 EARNEST MONEY. The parties acknowledge that Buyer has delivered to Seller's attorneys, to hold in escrow pending the Closing, the sum of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) (the "Earnest Money") pursuant to that certain this Agreement and agree that the Earnest Money is equally allocable among this Agreement and each of the Auxiliary Agreements.

      SECTION 2.3 PAYMENT OF DEBTS OF SELLER. Seller agrees that on the Closing Date all of the Assets (whether owned or leased) shall be delivered to Buyer free of all debts, liens and other encumbrances whatsoever (including bank debt, lease payments and lease end buy-out provisions). At Seller's request and direction, Buyer agrees to cause a portion of the Cash Purchase Price otherwise payable to Seller on the Closing Date to be paid directly to creditors of Seller. Set forth on Schedule 2.3 is a list of all debts, liens and other encumbrances relating to the Assets together with their respective payoff amounts as of the Closing Date.

      SECTION 2.4 PURCHASE PRICE ADJUSTMENT. If the Company's ratio of Current Assets to Current Liabilities (each as defined in Section 9.19) is not 1.0 to
1.0 as of the Closing Date, then the Purchase Price will be adjusted as follows:

            (a) The Seller shall estimate the Current Assets and Current Liabilities as of the Closing Date. In connection therewith, the Seller shall develop a worksheet and the basis for making the computations of Current Assets and Current Liabilities (the "Worksheet") that will also be used to determine the Actual Working Capital Adjustment pursuant to
      Section 2.4(b). If the estimated Current Liabilities exceed the estimated Current Assets, the amount of such excess shall be deducted on a dollar-for-dollar basis from the Cash Purchase Price. If the estimated Current Assets exceed the estimated Current Liabilities, the amount of such excess shall be added on a dollar-for-dollar basis to the Cash Purchase Price. Any such adjustment is referred to as the "Working Capital Adjustment."

            (b) Within 90 days after the Closing Date, the Buyer shall deliver to the Seller a statement (the "Statement") setting forth what it believes are the actual Current Assets and Current Liabilities as of the Closing Date, together with the amount of the proposed Actual Working Capital Adjustment. The Buyer will prepare the Statement using the Worksheet in accordance with the provisions of this Agreement. The Statement shall contain a supporting schedule detailing the proposed Actual Working Capital Adjustment, and be accompanied with copies of the work papers and back up materials used by Buyer in preparing the Statement. To the extent that the total receivables within any of the categories set forth in the definition of "Current Assets" are collected in amounts greater than the discount amount, such excess amount shall be made a part of the Working Capital Adjustment. For example, if ***% of the receivables in the category set forth in (ii) of the definition of Current Assets are collected prior to the ninetieth day after Closing, then the additional amounts represented by the additional ***% collected shall be made a part of the Working Capital Adjustment. To the extent that the actual receivables collected by Buyer during the ninety (90) days following Closing is less than the amount given to Seller from Buyer as a credit on the Estimated Working Capital Adjustment, the Actual Working Capital Adjustment shall reflect the receivables amount used in the Estimated Working Capital Adjustment and there shall be no reduction for the same. If the Actual Working Capital Adjustment is a positive amount, the Buyer shall pay to the Seller, within fifteen (15) days from the date of delivery of the Statement, an amount equal to such positive amount. If the Actual Working Capital Adjustment is a negative amount, Seller shall promptly pay to the Buyer, within fifteen (15) days from the date of delivery of the Statement, an amount equal to such negative amount.

            If the Seller or Members disagrees with the Actual Working Capital Adjustment proposed by Buyer, Seller and Buyer will have 45 days to resolve the dispute between themselves. If Seller and Buyer have not resolved any dispute within such 45-day period, they shall submit the dispute to a mutually agreed upon independent accounting firm of nationally recognized standing to make each disputed calculation in the Actual Working Capital Adjustment within 20 days after the dispute is submitted to such firm. The determination of the independent accounting firm on all disputed matters shall be final and binding on Seller and Buyer.

      SECTION 2.5 HOLDBACK FOR FINALIZATION OF PERMIT TRANSFERS. Seller agrees that the Earnest Money of $100,000 (the "Holdback Funds") otherwise payable to Seller for the Assets on the date of Closing shall be held in trust by Massey, Stotser & Nichols, P.C, ("Escrow Agent") until such time that Buyer shall have been able to verify the finalization of the transfer of all of the licenses, titles, permits and other consents and approvals necessary for the operation of the Business (the "Holdback Period").

      SECTION 2.6 ALLOCATION OF CONSIDERATION BETWEEN AGREEMENTS. The parties agree that the total consideration for the transactions contemplated in this Agreement, together with the transactions contemplated in the Auxiliary Agreements, is $8,950,000.00, PLUS the sum of (a) amounts paid by the Companies after the date of this letter, (b) $*** previous paid by Seller to Bes-Pac/Hi-Rise Recyclic for Order No. 6414 and (c) the outstanding debt (the total of (a) and (c) not to exceed $***), all of which is associated with the containers purchased from Bes-Pac/Hi-Rise Recycling pursuant to Order No. 6414, which containers are delivered after July 27, 2004. The Buyer and Seller will allocate the purchase price among the agreements prior to the Closing Date.

                               ARTICLE 3. CLOSING

      SECTION 3.1 TIME AND PLACE OF CLOSING. The closing of the transaction contemplated herein shall take place at the offices of Massey Stotser & Nichols, P.C. (the "Closing") on September 2, 2004 (the "Closing Date") at 10:00 a.m. local time, or such other time and place to which the parties may agree in writing, and shall be effective for all purposes as of 6:00 a.m., local time, on the Closing Date.

      SECTION 3.2 PAYMENT OF TAXES AND OTHER CHARGES.

            (a) At the Closing, Buyer shall pay all real property transfer, sales, value added, use, documentary stamp, recording charges and other taxes imposed or required to be collected by any federal, state or local taxing authority in the United States in connection with the transfer of the Acquired Assets. Each of Buyer and Seller shall prepare and file, and shall fully cooperate with the other party with respect to such preparation and filing of, any returns and other filings relating to any such taxes, fees, charges, or transfers, as may be required.

            (b) For federal income tax purposes, the parties agree that the aggregate purchase price is to be allocated as agreed upon by the parties hereto as set forth on a Form 8594 to be delivered at Closing. The Form 8594 delivered at Closing shall be based upon the Closing Balance Sheet and subject to post-Closing adjustments by agreement of the parties or as directed by a "Big Four" accounting firm mutually acceptable to Seller and Buyer. The parties agree to be bound for all purposes by such allocation and to file the Form 8594 without change with the IRS.

            (c) Following the Closing Date, Buyer or Buyer's assignee shall be responsible for all taxes attributable to or incurred by the Business after the Closing.

      SECTION 3.3 CONDITIONS TO CLOSING.

            (a) BUYER'S CONDITIONS TO CLOSING. Buyer's obligation to close the transaction contemplated herein shall be subject to the following conditions precedent:

                  (i) The representations and warranties of Seller and Members contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as if they were made on and as of the Closing Date, except that any such representation and warranty made as of a specified date (other than the date of this Agreement) shall have been true and correct in all material respects on and as of such date;

                  (ii) Seller and Members shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement, or in any documents delivered in connection herewith, that are required to be performed and complied with by it or him, as applicable, on or before the Closing Date;

                  (iii) Buyer shall have received a certificate from Seller and
            Members, executed on behalf of Seller by its duly authorized officer, and by Members, individually, certifying that the conditions specified in Sections 3.3(a)(i) and 3.3(a)(ii) have been satisfied (the "Seller's Closing Certificate");

                  (iv) No suits, actions or other proceedings shall have been filed by any party seeking to prevent the Closing or otherwise restrain the transaction contemplated herein or seeking damages in connection therewith;

                  (v) Buyer shall, in good faith, be satisfied with the results of Buyer's due diligence with respect to the Assets;

                  (vi) Seller shall have obtained and delivered to Buyer all written consents of the other party to each Contract which by its terms or otherwise require the consent of such party to the transactions contemplated by this Agreement;

                  (vii) Buyer shall have received approval of this Agreement by its Board of Directors;

                  (viii) Buyer shall have received approval of this Agreement by the Board of Directors of WCA Waste Corporation;

                  (ix) [intentionally omitted]

                  (x) Seller shall have provided evidence satisfactory to Buyer that, as of the Closing Date, all permits, licenses and governmental approvals of whatever kind and nature necessary for the operation of the Assets shall have been granted and are in full force and effect;

                  (xi) There shall have occurred no material damage,
            destruction, loss, or material adverse change in the condition of the Assets (whether or not covered by insurance) between the execution date of this Agreement and the Closing; and

                  (xii) The Closing of each and every of the Auxiliary
            Agreements shall have closed or be closing contemporaneously with the Closing of this Agreement.

            (b) SELLER'S CONDITIONS TO CLOSING. Seller's obligation to close the transaction contemplated herein shall be subject to the following conditions precedent:

                  (i) The representations and warranties of Buyer contained in this Agreement and in the Auxiliary Agreements shall be true and correct in all material respects on the Closing Date with the same effect as if they were made on and as of the Closing Date, except that any such representation and warranty made as of a specified date (other than the date of this Agreement) shall have been true and correct in all material respects on and as of such date;

                  (ii) Buyer shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement and in the Auxiliary Agreements, or in any documents delivered in connection herewith, that are required to be performed and complied with by it on or before the Closing Date;

                  (iii) Seller shall have received a certificate from Buyer, executed on behalf of Buyer by its duly authorized officer, certifying that the conditions specified in Sections 3.3(b)(i) and 3.3(b)(ii) have been satisfied (the "Buyer's Closing Certificate");

                  (iv) No suits, actions, or other proceedings shall have been filed by any third party seeking to prevent the Closing or otherwise restrain the transaction contemplated herein or seeking damages in connection therewith: and

                  (v) The Closing of the Auxiliary Agreements shall have
            occurred or be closing contemporaneously with the Closing of this Agreement. SECTION

      3.4 DELIVERIES BY SELLER AND MEMBERS. At the Closing, Seller and Member shall deliver to Buyer:

            (a) one or more special warranty deeds conveying the Land to Buyer in form and substance satisfactory to Buyer, subject to the Permitted Exceptions;

            (b) all documents necessary for the transfer by Seller of the Permits, executed by Seller in form and substance sufficient for the transfer of Seller's interests therein;

            (c) an executed Transition Agreement in the form of Exhibit 3.4(c) for the operation of the Assets pursuant to the Permits;

            (d) [intentionally omitted]

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

            (e) Bill of Sale in the form attached hereto as Exhibit B, duly executed by Seller (the "Bill of Sale");

            (f) An Omnibus Assignment and Assumption Agreement in the form attached hereto as Exhibit B-1 duly executed by Seller and Buyer ("Assignment")

            (g) a receipt duly executed by Seller acknowledging payment by Buyer to Seller of the Cash Purchase Price;

            (h) a release in the form attached hereto as Exhibit C-1, duly executed by each of Seller and Members, releasing Buyer from any and all claims it or he may have against Buyer or the Assets (exclusive of any claims arising pursuant to this Agreement);

            (i) with respect to any Contract that requires the consent of a third party prior to the assignment thereof, a consent to assignment in a form reasonably satisfactory to Buyer executed by such third party;

            (j) the documents evidencing the change of name of Seller as required by Section 1.5;

            (k) all keys to Rolling Stock and Equipment in the Seller's possession (properly tagged for identification);

            (l) such resolutions, authorizations, certified Articles of Organization and Operating Agreement relating to Seller as are necessary or required by Buyer in connection with this transaction and including (i) Seller's Articles of Organization certified by the Alabama Secretary of State; (ii) Seller's Secretary Certificate as to incumbency and specimen signatures, the resolutions authorizing this Agreement, its Articles of Organization and Operating Agreement; and (iii) a Good Standing Certificate from the Secretary of State of Alabama;

            (m) [intentionally omitted]

            (n) an [intentionally omitted]

            (o) an instruction letter duly executed by Seller and addressed to Postmaster, instructing the Postmaster to transfer to Buyer all right, title and interest in and to the P.O. Boxes as of the Closing Date;

            (p) the Seller's Closing Certificate, as contemplated under Section 3.3(a)(iii), duly executed by each of Seller and Members; and

            (q) all other documents, instruments and writings reasonably requested by Buyer to be delivered by Seller at or prior to the Closing.

      SECTION 3.5 DELIVERIES BY BUYER. At the Closing, Buyer shall deliver to
Seller:

            (a) the Cash Purchase Price, less the ratable share of the Earnest Money applicable to this Agreement pursuant to Section 2.2, the funds payable to Seller's creditors pursuant to Section 2.3, and the Holdback Funds pursuant to Section 2.4;

            (b) a release in the form attached hereto as Exhibit C-2, duly executed by Buyer, releasing Seller and all Members from any and all claims it may have against Seller or any Member or the Assets (exclusive of any claims arising pursuant to this Agreement);

            (c) such resolutions, authorizations, certified Articles of Incorporation and Bylaws relating to Buyer as are necessary or required by Seller in connection with this transaction and including (i) Buyer's Certificate of Organization certified by the Delaware Secretary of State;
      (ii) Buyer's Secretary Certificate as to incumbency and specimen signatures, the resolutions authorizing this Agreement, its Certificate of Organization and Limited Liability Company Agreement; and (iii) a Good Standing Certificate of Buyer from the Delaware Secretary of State;

            (d) the Buyer's Closing Certificate, as contemplated under Section 3.3(b)(iii), duly executed by Buyer; and

            (e) all other documents, instruments and writings reasonably requested by Seller to be delivered by Buyer at or prior to the Closing.

                    ARTICLE 4. REPRESENTATIONS AND WARRANTIES
                              OF SELLER AND MEMBERS

      SECTION 4.1 Seller and Members, jointly and severally, represent and warrant to Buyer that:

            (a) AUTHORITY.

                  (i) Seller is a duly organized and validly existing Alabama limited liability company, duly qualified or authorized to do business in the State of Alabama and in each jurisdiction in which such qualification or authorization is required except where failure to be so qualified or licensed would not have a material adverse effect on the Assets or the Business. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by Seller and Members with the terms of this Agreement do not and will not conflict with or result in a breach of any terms of, or constitute a default under, the Articles of Organization or Operating Agreement of Seller, or any instrument or other agreement to which Seller or Members is a party or by which Seller or Members, or any of their respective properties or assets, is bound. This Agreement constitutes a valid obligation of Seller and Members enforceable against Seller and Members in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditor's rights generally and except for the limitations imposed by general principles of equity.

                  (ii) Each Member is competent, under no duress or legal
            restraint, and has all necessary authority to enter into this Agreement, perform such Member's obligations hereunder and consummate the transactions contemplated hereby.

                  (iii) Seller has the full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Seller has taken all action necessary to approve the sale of the Assets to Buyer, including manager and member approvals, if necessary, and except as otherwise set forth herein, no other authorization or approval is required for any of the foregoing.

                  (iv) All of the issued and outstanding membership interests of
            Seller are owned of record and beneficially by the Members, free and clear of all liens, security interests and encumbrances whatsoever.

                  (v) Seller does not have any subsidiaries or any other equity interest in any limited liability company, corporation, partnership or similar entity.

            (b) COMPLIANCE WITH LAW. To the best of Seller's and each Member's knowledge:

                  (i) Neither Seller nor any Member is in default under any
            applicable federal, state or local laws, statutes, ordinances, permits, licenses, orders, approvals, variances, rules or regulations or judicial or administrative decisions ("Applicable Laws") which would have a material adverse effect upon the Assets or the Business;

                  (ii) Seller has been granted all licenses, permits, consents, authorizations and approvals from federal, state and local government regulatory bodies necessary or desirable to carry on the Business, all of which are currently in full force and effect;

                  (iii) The operation, conduct and ownership of the properties, assets and Business of Seller are being, and at all times have been, conducted in compliance with all Applicable Laws in all material respects; and

                  (iv) No notice from any governmental body has been served upon or given to Seller claiming that the Business or any of the Assets is not in conformity with any Applicable Law.

            (c) EQUIPMENT. Listed on Schedule 1.1(b) hereto is a complete and accurate list of all Equipment used or for use in connection with the Business and the current condition of each such item of Equipment. The Equipment is sold AS IS, with all faults.

            (d) ROLLING STOCK. Listed on Schedule 1.1(c) hereto is a complete and accurate list of all Rolling Stock. The Rolling Stock is sold AS IS, with all faults.

            (e) CONTRACTS AND LEASES. Listed on Schedule 4.1(e) hereto is a complete and accurate list of all of the Contracts as of the date hereof with all Customers from which five percent (5%) or more of the Business' average monthly revenue is derived. Also listed on Schedule 4.1(e) hereto is a complete and accurate list of all of the leases as of the date hereof which will be assumed by Buyer (the "Assumed Leases"). Except as set forth on Schedule 4.1(e), all Contracts and Assumed Leases are (and will be immediately following the Closing) in full force and effect and are valid, binding and enforceable against the respective parties thereto in accordance with their respective provisions. Seller is not in default under any of the Contracts or Assumed Leases; nor has there occurred an event or condition (including Seller's execution and delivery of or performance under this Agreement) which with the passage of time or the giving of notice (or both) would constitute a default under any obligation under any of the Contracts or Assumed Leases; no claim of such a default has been asserted and there is no reasonable basis upon which such a claim could validly be made. To the best of the Seller's and Members' knowledge, no person intends or desires to modify, waive, amend, rescind, release, cancel or terminate any of the Contracts or Assumed Leases. By virtue of the grant, conveyance, sale, transfer and assignment of the Contracts and Assumed Leases by Seller to Buyer hereunder, except as set forth on Schedule 4.1(e) Buyer shall own and hold all right, title and interest of Seller in and to the Contracts and Assumed Leases, without the consent or approval of any other person or entity.

            (f) TITLE TO THE ASSETS. Seller has good and marketable title to all of the Assets, and at Closing all such Assets will be free and clear of all liens, encumbrances, security interests, equities or restrictions whatsoever, direct or indirect, accrued, absolute, contingent or otherwise and, by virtue of the grant, conveyance, sale, transfer, and assignment of the Assets hereunder, Buyer shall receive good and marketable title to the Assets, free and clear of all liens, lease payments (including lease-end buy-out payments), encumbrances, security interests, equities or restrictions whatsoever. The Assets include all of the permits, licenses, franchises, consents and other approvals necessary or desirable to conduct the Business.

            (g) TITLE TO THE LAND. Except as may be more fully set forth on Schedule B(2) of the Title Commitment (as defined in Section 5.3 herein), Seller owns good and marketable title to the Land, and at Closing the Land will be free and clear of any lien, mortgage, charge, restriction, pledge, security interest, option, lease, claim, easement, encroachment or encumbrance ("Lien"), no person has an option to purchase the Land, and except as set forth on Schedule 4.1(g):

                  (i) no person has any interest in the Land;

                  (ii) The Land is, and at all times during operation of the
            Business has been, fully licensed, permitted and authorized for the operation of the Business under all Applicable Laws relating to the protection of the environment and the conduct of the Business thereon (including, without limitation, all zoning restrictions and land use requirements).

                  (iii) To the best of Seller's and each Member's knowledge, neither Seller, any Member nor the Land now is or ever has been involved in any litigation or administrative proceeding seeking to impose fines, penalties or other liabilities or seeking injunctive relief for violation of any Applicable Laws relating to the environment.

                  (iv) To the best of Seller's and each Member's knowledge,
            there have been no spills, leaks, deposits or other releases of Hazardous Materials into or onto the Land.

                  (v) Except as set forth on Schedule 4.1(g), the Land does not contain any underground or above-ground storage tanks or transformers containing Hazardous Materials, petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 or other Applicable Laws. All above and below ground tanks currently in use on the Land are being used and maintained in accordance with all Applicable Laws.

            (h) LITIGATION. Except as set forth on Schedule 4.1(h) hereof, neither Seller nor any Member has any knowledge of any claim (including Notices of Violation), litigation, action, suit or proceeding, administrative or judicial, pending or threatened against Seller or Member, or involving the Assets or the Business, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental authority. Neither Seller nor any Member has any knowledge of any facts or circumstances that exist which would, with the passage of time or giving of notice (or both), give rise to any of the above.

            (i) EMPLOYEES. Attached as Schedule 4.1(i) hereof is a complete list of all employees of the Business and their respective rates of compensation (including a breakdown of the portion thereof attributable to salary, bonus and other compensation, respectively) as of the date of Closing. Each employee is an employee at will and there are no other collective bargaining agreements affecting any employee of Seller. To the best of Seller's and Members' knowledge, there is no pending or threatened labor dispute involving Seller and any group of its employees nor has Seller experienced any labor interruptions over the past three years. Members will cause Seller to terminate each of its employees as of the close of business on the Closing Date. Buyer agrees to employ such former employees of Seller as Buyer deems appropriate, provided that each such person seeking employment meets the qualifications established by Buyer. It is expressly understood that Buyer shall not assume or be responsible for any severance or other employee benefit arising out of an individual's employment by Seller prior to the Closing Date. Nothing herein will be deemed to give any individual a right of employment and Buyer shall not be obligated to hire any of Seller's employees.

            (j) EMPLOYEE RELATIONS AND BENEFIT PLANS. Set forth on Schedule 4.1(j) is an accurate and complete list of all agreements of any kind between Seller and its employees or group of employees, including, without limitation, employment agreements, collective bargaining agreements and benefit plans. Buyer shall not, by the execution and delivery of this Agreement or otherwise, become obligated to or assume any liabilities or contractual obligations with respect to any employee of Seller or otherwise become liable for or obligated in any manner (contractual or otherwise) to any employee of Seller, including, without limiting the generality of the foregoing, any liability or obligation pursuant to any collective bargaining agreement, employment agreement, or pension, profit sharing or other employee benefit plan (within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended) or any other fringe benefit program maintained by Seller or to which Seller contributes or any liability for the withdrawal or partial withdrawal from or termination of any such plan or program by Seller.

            (k) FINANCIAL STATEMENTS. Schedule 4.1(k) attached hereto contains the following financial statements of Seller (collectively, the "Unaudited Financials"): (a) unaudited balance sheets and statements of operations as of and for the fiscal years ended December 31, 2001, December 31, 2002, and December 31, 2003, and (b) the unaudited balance sheet (the "Most Recent Balance Sheet") and statements of operations as of and for the eight months ended August 31, 2004 (the "Balance Sheet Date"). The Unaudited Financials have been prepared in accordance with accounting principles consistently applied with prior periods, are complete and correct in all material respects and fairly present the financial condition and results of the operation of Seller as of the dates and for the periods indicated thereon, and contain and reflect adequate reserves for all material liabilities and obligations of Seller of any nature, whether absolute, contingent or otherwise, except for reserves not required to be maintained under Generally Accepted Accounting Principles and subject in the case of Unaudited Financials covering interim periods to year end adjustments, the net effect of which shall not be material in nature or amount. Except as may be noted thereon, the statements of income included in the Unaudited Financials do not contain any material items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business. Except as set forth on Schedule 4.1(k), the books of account of Seller have been maintained in all material respects in accordance with prudent business practices, and there have been no material transactions involving Seller that properly should have been set forth therein in accordance with GAAP that have not been accurately so set forth.

            (l) ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Unaudited Financials or on Schedule 4.7, since the Balance Sheet Date, there has not occurred:

                  (i) Any adverse change in the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects of Seller not reflected in the Unaudited Financials and that has resulted in or to Seller's knowledge, may result in a loss to Seller of more than $5,000;

                  (ii) Any material adverse change in the revenue production of the Business due to the loss of any customer's of the Business or the termination of any Customer Accounts;

                  (iii) Except for changes in the ordinary course of business consistent with past practices, any amendment or modification of any material Contract, or any termination of any agreement that would have been a material Contract were such agreement in existence as of the date hereof;

                  (iv) Any increase in the compensation (including, without
            limitation, the rate of commissions) payable to, or any payment of a cash bonus to, any officer, director or employee of, or consultant to, Seller;

                  (v) Any transaction by Seller, whether or not covered by the foregoing, not in the ordinary course of business and not consistent with past practices;

                  (vi) Any alteration in the manner of keeping the books,
            accounts or records of Seller, or in the accounting practices therein reflected;

                  (vii) Any acquisition or redemption by Seller of any of its equity securities or any loan by Seller to any of its security holders or partners as applicable;

                  (viii) Any loss in the previous twelve months or, to Seller's knowledge, threatened loss that exceeds $5,000;

                  (ix) Any damage or destruction to, or loss of, any assets or property owned, leased or used by Seller (whether or not covered by insurance) in excess of $5,000;

and Seller has not:

                  (x) created or permitted the creation or imposition of any security interest upon any of the Assets, except for security interests arising by operation of law or in the ordinary course of Seller's business and which will terminate at Closing;

                  (xi) waived any of its rights or claims that singly or in the aggregate are material to the Business;

                  (xii) postponed the payment of any Accounts Payable;

                  (xiii) entered into any employment agreement or modified the terms of any existing employment agreement;

                  (xiv) adopted, amended, modified or terminated any collective bargaining agreement, or pension, profit sharing or other employee benefit plan;

                  (xv) canceled or terminated any Customer Accounts; or

                  (xvi) entered into any agreement to do any of the things
            described in the preceding subsections (i) - (xv) of this Section 4.1(l).

            (m) TAXES. No federal, state, local or other tax returns or reports filed by Seller (whether filed prior to, on or after the date hereof) with respect to the Business or the

      Assets will result in any taxes, assessments, fees or other governmental charges upon the Assets or Buyer, whether as a transferee of the Assets or otherwise. All federal, state and local taxes due and payable with respect to the Business or the Assets have been paid, including, without limiting the generality of the foregoing, all federal, state and local income, sales, use, franchise, excise and property taxes.

            (n) HAZARDOUS MATERIALS. Except as in compliance with Applicable Laws and the Permits, to the knowledge of Seller and each Member, neither Seller nor any Member has ever generated, transported, stored, handled, recycled, reclaimed, disposed of, or contracted for the disposal of: (i) hazardous materials, hazardous wastes, hazardous substances, toxic wastes or substances, infectious or medical waste, radioactive waste or sewage sludges, petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, lead, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls ("PCBs"), and radon gas;
      (ii) any chemicals, materials, waste or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any Environmental Laws (as hereinafter defined) (herein, collectively, "Hazardous Materials"); and
      (iii) any other chemical, material, waste or substance which is in any way regulated by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any materials such as asbestos and lead. The term "Environmental Laws" includes, but is not limited to, any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now in effect and in each case as amended to date and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health or safety, or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Sections 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Sections 1201 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601, et seq.; the Clean Air Act, 42 U.S.C. Sections 7401, et seq.; the Safe Drinking Water Act, 42 U.S.C. Sections 3808, et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. Section 136, et seq.; applicable State law counterparts of the foregoing, and the rules and regulations promulgated under any of the foregoing. Seller has never owned, operated, had an interest in, engaged in and/or leased a waste transfer, recycling, treatment, storage or disposal facility, business or activity other than the Business. To the bst of Seller's and each Member's knowledge, Seller has obtained and maintained all records necessary to establish the identity of the waste generators and the nature of the waste transported in connection with the Business. To the best of Seller's and Members' knowledge, no employee, contractor or agent of Seller has, in the course and scope of employment with Seller, been harmed by exposure to Hazardous Materials. Seller has no direct or contingent liability or obligation for or in connection with any claimed release, discharge or leak of any substance into the environment and no portion of the Operations Property is listed on the CERCLIS list or the National Priorities List of Hazardous Waste Sites or any similar list maintained by the State of Alabama. Attached hereto as
      Schedule 4.1(n) is a complete list of the names and addresses of all disposal sites at any time now or in the past utilized by Seller, none of which sites is listed on the CERCLIS list or the National Priorities List of Hazardous Waste Sites or any comparable Alabama list. Neither Seller nor any Member is listed as a potentially responsible party under CERCLA or any comparable or similar Alabama statute; neither Seller nor any Member has received any notice of such a listing; and neither Seller nor any Member knows of any facts or circumstances which could give rise to such a listing.

            (o) GOVERNMENT NOTICES; PERMITS; INTANGIBLE RIGHTS. Seller has delivered to Buyer on Schedule 4.1(o) an accurate list and summary description as of the date of execution of this Agreement and, at least five (5) days prior to Closing, as of the Closing Date of all of its certificates of need, permits, titles (including motor vehicle titles and current registrations), fuel permits, licenses, orders, approvals, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by Seller with respect to the Assets, all of which are valid, in good standing and in full force and effect. Except as set forth on Schedule 4.1(o), to the best of Seller's knowledge such permits, titles, licenses, orders, approvals, franchises, certificates, trademarks, trade names, patents, patent applications, copyrights and similar rights of approvals are adequate for the operation of the Assets. Except as set forth on Schedule 4.1(o), Seller has delivered to Buyer a description and copies as of the date of this Agreement and as of the Closing of all of its material records, reports, notifications, certificates of need, permits, pending permit applications, engineering studies, environmental impact studies filed or submitted or required to be filed or submitted to governmental agencies, other governmental approvals or applications for approval and of all material notifications from such governmental agencies, with respect to the Assets. All of the statements made and all of the information provided by Seller or its agents or representatives in the permit documents with respect to the Permits, the Land and the Landfill are true and correct.

            (p) ABSENCE OF PRICE RENEGOTIATION CONTRACTS. Seller is not now nor has ever been a party to any governmental contracts subject to price redetermination or renegotiation.

            (q) GROSS REVENUES. The gross revenues generated by the Business for the eight-month period ended August 31, 2004, were *** Dollars ($***).

            (r) ABSENCE OF CERTAIN BUSINESS PRACTICES. Seller has not, nor has any employee, agent or other person acting on Seller's behalf, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, competitor or governmental employee or official (domestic or foreign) that would subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

            (s) TRANSACTIONS WITH RELATED PARTIES. Except as set forth on
      Schedule 4.1(s) attached hereto, and except for transactions with the parties to the Auxilliary Agreements, since January 1, 2001, (i) there have been no transactions by Seller with (x) any member of any Member's family, (y) any person or legal entity that is directly or indirectly controlled by any Member or one or more members of any Member's family, or (z) any person or legal entity that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with Seller (collectively, a "Related Party"), and (ii) there are no written agreements now in effect between Seller and any Related Party. In addition, none of the transactions with Member or any Related Party that have occurred has provided to Seller assets, income, financing or business on a basis significantly more or less favorable than that available from unaffiliated persons. Schedule 4.1(s) also (i) states the amounts due from Seller to any Related Party and the amounts due from any Related Party to Seller, (ii) describes the transactions out of which such amounts due arose, and (iii) describes any interest of Seller or any Related Party in any supplier or customer of, or any other entity that has had business dealings with, Seller. After the Closing, except as set forth on Schedule 4.1(s), there will be no obligations or other liabilities between Buyer, on the one hand, and Seller or any Related Party, on the other hand, other than pursuant to this Agreement. Schedule 4.1(s) shall specifically include all Excluded Assets located on the Operations Property, and Seller covenants to (1) hold Buyer harmless from any and all loss suffered by Seller or any such Related Party after the Closing, and (2) to have all Excluded Assets removed from the Operations Property within 120 days after the Closing.

            (t) INSURANCE. Attached to Schedule 4.1(t) is a complete set of copies of all insurance policies and of all claims made by Seller on any liability or other insurance policies during the past five years, and loss runs for the past five years. Schedule 4.1(t) is a complete list of all insurance currently in place over the five years preceding the Closing, and accurately sets forth the coverages, deductible amounts, carriers and expiration dates thereof. Except as included in Schedule 4.1(t), no notice or other communication has been received by the Seller from any insurance company within the three years preceding the Closing canceling or materially amending or materially increasing the annual or other premiums payable under any of their insurance policies, and, to the knowledge of Seller, no such cancellation, amendment or increase of premiums is threatened.

            (u) ABSENCE OF UNDISCLOSED LIABILITIES. There are no material liabilities of Seller, whether absolute, accrued, contingent or otherwise, and whether due or to become due, not reflected on or reserved for in the Unaudited Financials or the Closing Balance Sheet, as applicable, except for executory obligations under Customer Accounts and immaterial Contracts for the purchase of supplies or the sale of products incurred in the ordinary course of business. There are no commitments, Contracts or undertakings covering purchases in excess of Seller's normal operating requirements or covering the purchases of items of Equipment in excess of the requirements of Seller.

            (v) NO POWERS OF ATTORNEY OR SURETYSHIPS. Except as set forth on
      Schedule 4.1(v), (i) Seller has not granted any general or special powers of attorney, and (ii) Seller has no obligation or liability (whether actual, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor, or obligor on an asset or income maintenance agreement or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

            (w) BROKERAGE FEES. No person or legal entity is entitled to any brokerage or finder's fee or other commission from Seller or any Member in connection with the Closing of this Agreement or the consummation of the transactions contemplated hereunder.

            (x) LETTERS OF CREDIT, BONDS, ETC.

                  (i) Except as disclosed in Schedule 4.1(x), Seller is not the beneficiary of any letters of credit, performance or other bonds, or any other financial instruments guaranteeing the payment or performance of any third party under any Contract; and

                  (ii) Except as disclosed in Schedule 4.1(x), Seller is not required to provide any letter of credit, performance or other bond, or any other financial instrument for the purpose of guaranteeing the Seller's payment or performance under any Contract.

            (y) COMPLETENESS OF DISCLOSURE. This Agreement and the Schedules hereto and all other documents and information furnished to Buyer and its representatives pursuant hereto do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If either Seller or any Member becomes aware of any fact or circumstance which would change a representation or warranty of Seller or any Member in this Agreement, the party with such knowledge shall immediately give notice of such fact or circumstance to Buyer. However, such notification shall not relieve Seller or any Member of his, her or its respective obligations under this Agreement, and at the sole option of Buyer, the truth and accuracy of any and all warranties and representations of Seller and each Member at the date of this Agreement shall be a precondition to the consummation of this transaction.

            (z) P.O. BOXES. Schedule 1.1(m) sets forth a complete and accurate list of all P.O. Boxes of the Business, and all correspondence related to the Business is currently, and shall be as of the Closing Date, directed to the P.O. Boxes. Seller has directed all correspondence related thereto to the P.O. Boxes and Seller shall not modify, alter or terminate such direction.

      SECTION 4.2 SURVIVAL. Each of the representations and warranties set forth in this Article 4 shall survive the Closing and the transfer of the Assets as more fully set forth in Section 8.7 hereof.

                    ARTICLE 5. COVENANTS OF SELLER AND MEMBER

      SECTION 5.1 TRANSITION OPERATIONS. Between the date hereof and Closing, neither Seller nor any Member will take any action that is designed or intended to have the effect of discouraging any customer or business associate of Seller from maintaining the same business relationships with Buyer after the Closing that it maintained with Seller before the Closing. Specifically, and without limitation, Seller and each Member will:

            (a) Refer all customer inquiries relating to the Business to Buyer from and after the Closing;

            (b) Not make long-term commitments with respect to the Assets, or dispose of any of the Assets without Buyer's consent;

            (c) Not take any action or omit to take any action that would cause Seller's representations and warranties contained in this Agreement to be incorrect or incomplete;

            (d) Promptly notify Buyer in writing of any material adverse change with respect to the Assets;

            (e) Allow representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operation of Seller, to all premises, properties, personnel, books, records, contracts and documents of or pertaining to the Assets;

            (f) Not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any membership interest or other voting securities, or any substantial portion of the assets of, Seller (including any acquisition structured as a merger, consolidation, or share exchange); (ii) participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing; (iii) vote its Interests in favor of any such acquisition structured as a merger, consolidation, or share exchange;

            (g) Notify Buyer immediately if any person makes any proposal, offer, inquiry, or contact with respect to (i) any acquisition described in Section 5.1(f); or (ii) any of the Assets;

            (h) Not disclose any confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of Buyer, related to the Assets.

Further, Seller and each Member agree that for a period of 90 days following the date of Closing, they will, without additional consideration, use reasonable efforts to assist Buyer with the orderly transition of the operations of the Business from Seller to Buyer.

      SECTION 5.2 NONCOMPETITION.

            (a) For a period of *** after the Closing, except as set forth in the following paragraph, neither (i) Seller, nor (ii) any Member, shall for any reason whatsoever, directly or indirectly, for itself or himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever kind or nature engage, as an officer, director, shareholder, owner, manager, member, partner, joint venturer, lender or in any other capacity, whether as an employee, independent contractor, consultant, advisor, agent or otherwise, or as a sales representative, of any business in direct or indirect competition with Buyer located or operating within a ***

      (the "Territory"). For purposes of this Agreement, the term "Affiliate" shall mean in respect of any specified party, any other person or legal entity that, directly or indirectly, controls, is controlled by, or is under common control with, such specified party or if such specified party bears a familial relationship with such other person.

      Notwithstanding the foregoing provisions of this paragraph (a) Seller and the Member may be a passive investor owning no more than five percent (5%) of the outstanding equity securities (including, but not limited to, debt or other obligations that are convertible into equity securities) of any corporation or other entity the equity securities of which are listed on a national securities exchange or traded on the NASDAQ National Market System and with which such persons have no other connection whatsoever.

            (b) For a period of *** after the Closing Date, neither Seller nor any Member shall, and each of Seller and each Member shall cause each of its or his Affiliates to not, offer to employ any person who is, at that time, or who has been within one (1) year prior to that time, an employee of the Business, Buyer or any Affiliate of Buyer.

            (c) For a period of *** after the Closing Date, neither Seller nor any Member shall, and each of Seller and each Member shall cause its or his Affiliates to not, engage or participate in any effort or act (i) to solicit or induce any customer, supplier, associate, employee, sales or other agent, independent contractor or other person that has a business relationship with the Business, Buyer, or any Affiliate of Buyer within the Territories, or which has been a customer, supplier, employee, sales or other agent, independent contractor, or other person in a business relationship with the Business, Buyer or any of Buyer's Affiliates within the Territories within *** prior to that time to discontinue such relationship with the Business, Buyer or Affiliate of Buyer that such person or entity may have with the Business, Buyer, or Affiliate of Buyer, or (ii) which might be disadvantageous to the Business, Buyer or Affiliate of Buyer.

            (d) Seller and each Member acknowledge that the damages that would be suffered by Buyer as a result of any breach of the provisions of this
      Section 5.2 may not be calculable and that an award of a monetary judgment for such a breach would be an inadequate remedy. Consequently, Buyer shall have the right, in addition to any other rights it may have, to obtain, in any court of competent jurisdiction, injunctive relief to restrain any breach or threatened breach of any provision of this Section 5.2 or otherwise to specifically enforce any of the provisions hereof. This remedy is in addition to damages directly or indirectly suffered by Buyer or its Affiliate and reasonable attorneys fees.

            (e) Each of Seller and each Member hereby acknowledges and agrees that a part of the consideration for the agreements contained in this
      Section 5.2 is the aggregate of the direct and indirect benefits that each of Seller and each Member are receiving under this Agreement and the Auxiliary Agreements, including but not limited to the Purchase Price paid by Buyer. Each of Seller and each Member further acknowledges and agrees that this Agreement contains reasonable limitations as to the time, geographical area, and scope of activity to be restrained, and does not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of Buyer, the value of the Assets and the Business acquired by Buyer. Therefore, each of Seller and each Member agrees that all restrictions are fairly compensated for and that no unreasonable restrictions exist. In the event that any court of competent jurisdiction finally determines that the time period, scope or the geographic area of any covenant contained in this Section 5.2 is unreasonable or excessive and any such covenant is to that extent made unenforceable, the parties agree that the restrictions contained in this Section 5.2 shall remain in full force and effect for the greatest time period and scope and within the greatest geographic area as is permissible without rendering such covenant unenforceable. The parties intend that each of the covenants contained in Sections 5.2(a),
      (b), (c) and (d) shall be deemed to constitute separate covenants. The parties further agree that the consideration paid to the Seller hereunder is paid for the benefit of each Member, that each Member will derive substantial benefits therefrom and, therefore, the covenants contained in this Section 5.2 are binding upon each Member.

            (f) All of the covenants contained in this Section 5.2 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of any of Seller or any Member against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of such covenants.

            (g) Each of Seller and each Member agrees that the covenants contained in this Section 5.2 are a material and substantial part of this transaction.

            (h) Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which it would have no other adequate remedy, Buyer and each of Seller and each Member agrees that, in the event of a breach by either of Seller or any Member of any of the covenants contained in this Article 5, such covenant or covenants may be enforced against each of Seller and each Member by injunctions and restraining orders.

      SECTION 5.3. TITLE INSURANCE. Within five (5) days from the execution of this Agreement, Seller shall cause, at Buyer's expense, a survey of the Land to be prepared and shall deliver to Buyer the survey and a title insurance commitment (the "Title Commitment"). Buyer shall have five (5) business days from the date of Seller's delivery of the later of the survey or the title insurance commitment to object to any matter disclosed therein. Upon receipt of Buyer's written objection, Seller shall have five (5) business days to correct any matter so disclosed, except for liens to be discharged at Closing and ad valorem taxes to be paid at Closing. If such items objected to are not cured within such time or prior to Closing, whichever comes first, Buyer may terminate this Agreement, or may elect to purchase the Assets. If Buyer fails to timely object to any matter disclosed on the title insurance commitment, such matter shall be deemed a Permitted Exception. Notwithstanding the foregoing, all exceptions relating to the rights of tenants under leases, the rights of parties in possession and visible and apparent easements shall be deleted; the standard exceptions relating to encroachments and boundaries shall be deleted; and the standard exception for taxes shall be limited to the year in which the Closing Date occurs.

      SECTION 5.4 AUDIT ASSISTANCE. Buyer, at its own cost and expense, may engage external auditors to audit Seller's financial records relating to the Business (including up to three years of historical data). Seller agrees to take all commercially reasonable efforts, at Buyer's expense, to cooperate with any such audit and to assist in the completion of such audit, including, without limitation, by providing, executing and acknowledging all such documents that are necessary to complete the audit (including having Seller's financial records converted, for Buyer's use only, to accrual based accounting financials in accordance with GAAP), and by making any representations regarding the Business and Seller's financial records, as may be reasonably requested by Buyer or the external auditors.

      SECTION 5.5 SURVIVAL. Each of the covenants set forth in Sections 5.1, 5.3 and 5.4 shall survive the Closing, the transfer of the Assets, the Bill of Sale and all other documents, instruments or agreements relating to the transactions contemplated herein as set forth in Section 8.7. Each of the covenants set forth in Section 5.2 shall survive the Closing, the transfer of the Assets, the Bill of Sale and all other documents, instruments or agreements relating to the transactions contemplated herein as set forth in Section 5.2.

               ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF BUYER

      SECTION 6.1 Buyer represents and warrants to the Seller that:

            (a) Due Organization. Buyer is a duly organized and validly existing Delaware limited liability company, duly qualified or authorized to carry on its business in the places and in the manner as now conducted except for where the failure to be so authorized, qualified or licensed would not have a material adverse affect on its business.

            (b) Execution. Subject to receipt of the approval of Buyer's Board of Directors, (i) the execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite corporate action on the part of Buyer, and
      (ii) this Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditor's rights generally and except for the limitations imposed by general principles of equity.

            (c) Conformity with Law. Buyer has the power and right to enter into and perform this Agreement and the transactions contemplated herein. Neither Buyer's execution of this Agreement nor the consummation of the transactions contemplated herein violate or conflict with (i) any law, rule, regulation, ordinance or decree applicable to Buyer; (ii) any provision of Buyer's Certificate of Organization or Limited Liability Company Agreement; or (iii) any material agreement or instrument to which Buyer is a party or by which it is bound.

      SECTION 6.2 SURVIVAL. Each of the representations and warranties set forth in this Article 6 shall survive the Closing and the transfer of the Assets.

                    ARTICLE 7. NON-ASSUMPTION OF LIABILITIES

      SECTION 7.1 NON-ASSUMPTION OF LIABILITIES. Buyer does not assume and shall not be responsible for any liabilities, indebtedness or obligations of the Selling Parties or the Business other than the Assumed Obligations (as defined herein). Without limiting the generality of the foregoing sentence, the Parties hereby agree that except as expressly set forth in Section 7.2 hereof, Buyer shall not, by the execution and performance of this Agreement or otherwise, assume, become responsible for or incur any liability or obligation of any nature of either Seller or any Member whether legal or equitable, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at or after the date of this Agreement, including, without limiting the generality of the foregoing, any liability or obligation arising out of or relating to: (a) any occurrence or circumstance (whether known or unknown) which occurs or exists on or prior to the Closing Date and which constitutes, or which by the lapse of time or giving notice (or both) would constitute, a breach or default under any lease, contract, or other instrument or agreement (whether written or oral); (b) any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, or any other theory that occurs prior to the Closing; (c) a violation by Seller or any Member of any Applicable Laws or the requirements imposed by any governmental authority or of the rights of any third person, including, without limitation, any requirements relating to the reporting and payment of federal, state, local or other income, sales, use, franchise, excise or property tax liabilities of Seller; (d) the generation, collection, transportation, storage or disposal by Seller of any materials, including, without limitation, Hazardous Materials, prior to the Closing Date; (e) an agreement or arrangement between Seller and its employees or any labor or collective bargaining unit representing any such employees; (f) the severance pay obligation of Seller or any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or any other fringe benefit program maintained or sponsored by Seller or to which Seller contributes, or any contributions, benefits or liabilities therefor, or any liability for the withdrawal or partial withdrawal from or by reason of the termination of any such plan or program by Seller; (g) indebtedness and all other obligations and liabilities of Seller to any bank or other lender, except to the extent any such obligations or liability is an Assumed Liability; (h) any liability or obligation arising as a result of or out of any claim, legal or equitable action, proceeding or investigation pertaining to or relating in any way to Seller initiated at any time, whether or not listed on Schedule 4.1(h) (except for liabilities or obligations related to the operation of the Business on or after the Closing Date, except for all such liabilities or obligations arising out of facts and circumstances existing prior to the Closing Date); (i) any liability, obligation, cost or expense related to the Excluded Assets; (j) any liability, obligation, cost or expense related to the Assets that arises out of acts or omissions of the Seller prior to the Closing Date, including, without limitation, any liability, obligation, cost or expense related to the environmental condition of the Assets prior to the Closing Date; (k) the liabilities or obligations of Seller for brokerage or other commissions relative to this Agreement or the transactions contemplated hereunder; (l) any liability or obligation of Seller for taxes of any kind, whether relating to periods before or after the Closing Date, or whether incurred by Seller in connection with this Agreement, the Business or the transactions contemplated hereby, except any taxes incurred in connection with the operation of the Business by Buyer after the Closing; (m) any liability or obligation to pay for any products, goods, raw materials or services delivered or provided to Seller in respect of the Business or otherwise, except to the extent such liability or obligation is an Assumed Liability; (n) any liability or obligation of Seller under any guarantee or any agreement to provide indemnification to any other person or entity; and
(o) any liability or obligation arising from the acts or omissions of Seller or its Affiliates, representatives, agents or employees, except to the extent that any such liability or obligation is an Assumed Obligation; (subsections (a) through (o) above being referred to collectively as the "Retained Liabilities"). The Seller shall retain all of the Retained Liabilities. The assumption of the Assumed Liabilities by Buyer hereunder shall not in any respect enlarge any rights of third parties under contracts or arrangements with Buyer or Seller and nothing herein shall prevent any party from contesting in good faith any of the Assumed Liabilities with any third party. Seller agrees to indemnify Buyer and its successors and assigns from and against any liabilities or obligations related to any Retained Liabilities in accordance with Section 8.1 hereof.

      SECTION 7.2 ASSUMPTION OF SPECIFIC LIABILITIES. At the Closing, Buyer shall assume and shall thereafter pay, discharge and perform in the ordinary course and without enlarging the rights of any third party, the liabilities and obligations appearing in Schedule 7.2 and the following liabilities and obligations (collectively, the "Assumed Obligations"):

            (a) the Contracts, except that Buyer shall not be responsible for any payments or the performance of any obligations under any such Contracts which relate to periods prior to the Closing; and

            (b) the leases listed on Schedule 7.2(b), except that Buyer shall not be responsible for any payments under any such leases which relate to periods prior to the Closing; and

            (c) the liabilities and obligations related to the operation of the Business after the Closing Date, except for all such liabilities and obligations arising out of facts and circumstances existing prior to the Closing Date.

                           ARTICLE 8. INDEMNIFICATION

      SECTION 8.1 INDEMNIFICATION BY SELLER AND EVERY MEMBER. Notwithstanding any investigation at any time made by or on behalf of Buyer, Seller and every Member, jointly and severally, agree to defend, indemnify and hold harmless Buyer, and its officers, shareholders, directors, divisions, subdivisions, affiliates, parent, employees, agents, successors, assigns and the Assets from and against all losses, claims, actions, causes of action, damages, liabilities, penalties, interest, expenses and other costs of any kind or amount whatsoever (including, without limitation, reasonable attorneys' and accountants' fees and other expenses), whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, which result, either before or after the Closing Date, from any:

            (a) inaccuracy in any representation or warranty made by any of Seller or any Member in this Agreement or pursuant hereto which materially affects the operations or value of the Business;

            (b) breach of any representation or warranty under this Agreement by any of Seller or any Member in this Agreement or pursuant hereto which materially affects the operations or value of the Business;

            (c) failure of any of Seller or any Member to perform and observe any term, provision, covenant, agreement or condition under this Agreement or any other instrument contemplated by this Agreement, including, without limitation, the covenants and agreements contained in Section 5.2 hereof;

            (d) other than the Assumed Obligations, any liability of any of Seller or any Member imposed upon Buyer (including, without limitation, all liability for the generation, collection, transportation, storage or disposal of any materials, including, without limitation, Hazardous Materials, whether or not disclosed on Schedule 4.1(n) hereof);

            (e) any misrepresentation in, or omission from, any Schedule to this Agreement which materially affects the operations or value of the Business;

            (f) any liability, loss, cost, claim, damage or consequential damage arising from the failure of any of Seller or any Member to provide notice of, or obtain consent to, the Closing of the transactions contemplated under this Agreement from a third party to a Customer Account or any other material Contract related to the Business (including, without limitation, reimbursement to Buyer of the value of such nonassigned Customer Account or material Contract);

            (g) any liability of any of Seller or any Member imposed upon Buyer as a result of any of Seller or any Member's failure to qualify for an exemption from, and obtain the protection afforded by compliance with, the notification requirements of, the bulk transfer or sales laws in force in such jurisdictions in which such laws may be applicable to any of Seller or any Member or the transactions contemplated under this Agreement;

            (h) any losses incurred by Buyer arising out of any liability of any of Seller or any Member resulting from one or more pending or threatened lawsuits, whether or not listed on Schedule 4.1(h);

            (i) any liability to, or asserted by, any employee or former employee of either Selling Party or beneficiary of any such employee or former employee arising from events occurring on or prior to the Closing Date or from any of Seller or any Member's alleged conduct on or prior to the Closing Date;

            (j) any liability of any of Seller or any Member to creditors of any of Seller or any Member which liability is imposed on Buyer whether as a result of bankruptcy proceedings or otherwise and whether as an account payable by either Selling Party or as a claim of alleged fraudulent conveyance or preferential payments within the meaning of the United States Bankruptcy Code or otherwise;

            (k) the existence of creditors of any of Seller or any Member which relate to the Assets or the Business and which are not disclosed to Buyer hereunder;

            (l) all taxes of any of Seller or any Member for all taxable periods (or parts thereof) ending on or before the Closing Date or otherwise attributable to the operations, transactions, assets, or income of any of Seller or any Member or its or his predecessors on or prior to the Closing Date or otherwise attributable to any of Seller or any Member as a result of the consummation of the transactions contemplated hereunder, together with any expenses (including, without limitation, settlement costs and any attorneys', accountants' and consultants' fees and other expenses) incurred in connection with the contesting, collection or assessment of such taxes; and

            (m) any claim by a third party that, if true, would mean that a condition for indemnification set forth in this Section 8.1 had been satisfied.

Buyer shall be deemed to have suffered such loss, claim, action, cause of action, damage, liability, expense or other cost, or to have paid or to have become obligated to pay any sum on account of the matters referred to in subparagraphs (a) - (m) of this Section 8.1 if the same shall be suffered, paid or incurred by Buyer, or any parent, subsidiary, affiliate, or successor of Buyer, as applicable. The amount of the loss, claim, action, cause of action, damage, liability, expense or other cost deemed to be suffered, paid or incurred by Buyer shall be an amount equal to the loss, claim, action, cause of action, damage, liability, expense or other cost suffered, paid or incurred by such parent, subsidiary, affiliate, or successor.

      SECTION 8.2 INDEMNIFICATION BY BUYER. Notwithstanding any investigation at any time made by or on behalf of Buyer, Buyer agrees to defend, indemnify and hold harmless Seller and each Member from and against all losses, claims, actions, causes of action, damages, liabilities, expenses and other costs of any kind or amount whatsoever (including, without limitation, reasonable attorneys' fees), whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, which result, either before or after the date of this Agreement, from any:

            (a) inaccuracy in any representation or warranty made by Buyer in this Agreement or pursuant hereto;

            (b) breach of any representation or warranty made by Buyer under this Agreement or pursuant hereto;

            (c) failure of Buyer duly to perform and observe any term, provision, covenant, agreement or condition under this Agreement or any other instrument contemplated by this Agreement;

            (d) misrepresentation in or omission from any of Buyer's Schedules to this Agreement; and

            (e) liabilities or obligations related to the operation of the Business after the Closing Date, except for all such liabilities or obligations arising out of facts and circumstances existing prior to the Closing Date.

      SECTION 8.3 CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") shall promptly notify the party obligated to provide indemnification (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligation hereunder to the extent such failure does not materially prejudice the Indemnifying

Party. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third-party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

      SECTION 8.4 DEFENSE. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to the Agreement, the Indemnifying Party at its sole cost and expense and with counsel reasonably satisfactory to the Indemnified Party may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if (a) the Indemnifying Party acknowledges to the Indemnified Party in writing, within fifteen days after receipt of notice from the Indemnified Party, its obligations to indemnify the Indemnified Party with respect to all elements of such claim, (b) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against such third-party claim and fulfill its indemnification obligations hereunder, (c) the third-party claim involves only money damages and does not seek an injunction or other equitable relief, and (d) settlement or an adverse judgment of the third-party claim is not, in the good faith judgment of the Indemnified Party, likely to establish a pattern or practice adverse to the continuing business interests of the Indemnified Party. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party, or if the Indemnifying Party fails to take reasonable steps necessary to diligently defend the claim after receiving notice from the Indemnified Party that it believes the Indemnifying Party has failed to do so, the Indemnified Party may assume the defense of such claim; provided, further, that the Indemnified Party may not settle such claim without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld. If the Indemnified Party assumes the defense of the claim, the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of counsels retained by the Indemnified Party and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such claim, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third-party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third-party claim in a reasonably prudent manner. The parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of any action, suit or proceeding, whether or not subject to indemnification hereunder.

      SECTION 8.5 CERTAIN CLAIMS BY EACH MEMBER. Notwithstanding anything contained in this Agreement, each Member hereby agrees that he will not make any claim for indemnification against Buyer by reason of the fact that he was a member, manager, director, officer, shareholder, employee or agent of Seller, or was serving at the request of Seller as a member, manager, director, officer, shareholder, employee or agent of another entity, whether such claim is for judgment, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise or whether such claim is made pursuant to any statute, charter document, bylaw, agreement or otherwise, with respect to any action, lawsuit, proceeding, complaint, claim or demand brought by Buyer against each such Member pursuant to or arising under this Agreement.

      SECTION 8.6 INTEREST. Any amount of money owed by an Indemnifying Party to an Indemnified Party hereunder shall be paid with interest, at an annual rate equal to the prime rate most recently published in the Southwestern Edition of the Wall Street Journal as the "prime rate" (the "Prime Rate") from the date that the loss or damage was sustained or cash disbursement made by the Indemnified Party until such amount is paid by the Indemnifying Party. All indemnification payments hereunder shall be effected by payment of cash or delivery of a certified or official bank check in the amount of the indemnification liability.

      SECTION 8.7 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. This Agreement, including, but not limited to, all covenants, warranties and representations contained herein, shall survive the Closing and the Bill of Sale, and all other documents, instruments or agreements relating to the Assets and the transactions contemplated herein, and shall not be deemed merged therein and shall terminate *** following the Closing; provided, however, that the covenants set forth in Section 5.2 shall survive as more fully set forth therein.

      SECTION 8.8 CAP ON LOSSES. The aggregate amount of Loss (under this Agreement together with the Auxilliary Agreements) suffered by Buyer, on the one hand, and Seller and the Members, jointly, on the other hand, shall in all events be limited to ***.

                               ARTICLE 9. GENERAL

      SECTION 9.1 FURTHER ASSURANCES. From time to time after the Closing, each of Seller and each Member will, without further consideration, execute and deliver such other instruments of conveyance and transfer, and take such other action as Buyer reasonably may request to more effectively convey and transfer to and vest in Buyer and to put Buyer in possession of the Assets to be transferred hereunder, and in the case of contracts and rights, if any, which cannot be transferred effectively without the consents of third parties, to endeavor to obtain such consents promptly, and if any be unobtainable, to use their best efforts to provide Buyer with the benefits thereof in some other manner. Each of Seller and each Member will cooperate and use their commercially reasonable best efforts to have the present officers, directors and employees of Seller and any employees of BRC, LLC cooperate with Buyer after the Closing in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods on and prior to the Closing.

      SECTION 9.2 JOINT AND SEVERAL OBLIGATIONS. All representations, warranties and agreements of Seller and each Member under this Agreement, the Schedules and the transactions contemplated hereby shall be joint and several.

      SECTION 9.3 NO WAIVER. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; not shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

      SECTION 9.4 TIME OF THE ESSENCE. Time is of the essence of this Agreement.

      SECTION 9.5 NOTICE. All notices or communications required or permitted under this Agreement shall be given in writing and served either by personal delivery, overnight courier or by deposit in the United States mail and sent by first class registered or certified mail, return receipt requested, postage prepaid:

If to the Seller or any
Member:                 Van Mulvehill
                        1130 County Line Road
                        Trafford, Alabama 37923

                        with a copy to:

                        Lorrie Maples Parker, Esq.
                        Massey, Stotser & Nichols, P.C.
                        1780 Gadsden Highway
                        Birmingham, Alabama 35235

 If to Buyer:           WCA of Alabama, L.L.C.
                        One Riverway, Suite 1400
                        Houston, Texas 77056
                        Attn: Jerome M. Kruszka, President

with a copy to:         WCA Waste Corporation
                        One Riverway, Suite 1400
                        Houston, Texas 77056
                        Attn: J. Edward Menger, Vice President & General Counsel

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three days after deposit in the U.S. mail as provided above, or when actually received, if earlier. Either party may change the address for notices or communications to be given to it by written notice to the other party given as provided in this Section.

      SECTION 9.6 ENTIRE AGREEMENT. This Agreement, and the Exhibits, Schedules hereto, Auxiliary Agreements, and the other agreements referred to herein (all of which the parties hereto acknowledge are in writing), constitute the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

      SECTION 9.7 BINDING EFFECT; ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, heirs, legal representatives, successors and permitted assigns. Neither Seller nor any Member may delegate or assign any of its or his respective duties or obligations hereunder, save and except that Seller and the Members may assign their rights hereunder to a qualified intermediary for purposes of consummating a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. Buyer will use its commercially reasonable best efforts to assist Seller, at Seller's expense, with Seller's 1031 election. Buyer may assign this Agreement without the consent of any of Seller or any Member; provided, however, that the assignee under such assignment shall agree to assume the obligations of the assignor under this Agreement.

      SECTION 9.8 [INTENTIONALLY OMITTED]

      SECTION 9.9 EXPENSES OF TRANSACTION. Seller and each Member shall pay all costs and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby and thereby, including, without limitation, the fees and expenses of the Seller's and each Member's attorneys and accountants and will make all necessary arrangements so that the Assets will not be charged with or diminished by any such cost or expense. Buyer shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby and thereby, including without limitation, the fees and expenses of its attorneys and accountants, survey, title search and policy, and permit and transfer fees.

      SECTION 9.10 BROKER'S COMMISSION. Seller and each Member represents and warrants to Buyer, and Buyer represents and warrants to each of Seller and each Member, that the warranting party has had no dealings with any dealer, broker or agent so as to entitle such dealer, broker or agent to a commission or fee in connection with the sale of the Assets to Buyer hereunder. If for any reason any commission or fee shall become due, the party dealing with such dealer, broker or agent shall pay such commission or fee and agrees to indemnify and save the other party harmless from all claims for such commission or fee and from all attorneys' fees, litigation costs and other expense relating to such claim.

      SECTION 9.11 MODIFICATION; REMEDIES CUMULATIVE. This Agreement may not be changed, amended, terminated, augmented, rescinded or otherwise altered, in whole or in part, except by a writing executed by all of the parties hereto. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

      SECTION 9.12 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

      SECTION 9.13 DUE DILIGENCE INVESTIGATION; KNOWLEDGE. All representations and warranties contained herein that are made to the knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof. Without limiting the foregoing sentence, when any fact is stated to be "to the knowledge of the Selling Parties" or "to the best of each Selling Party's knowledge," such

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

reference shall mean actual knowledge or knowledge which would have been reasonably derived in the ordinary course of Seller's Business.The representations, warranties and covenants of each Selling Party shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Buyer, or its respective representatives.

      SECTION 9.14 SCHEDULES. The Schedules set forth in the Agreement shall be attached hereto and made a part hereof for all purposes on or before Closing, and no party shall be deemed to be in violation hereof because no schedules are attached hereto, unless and until such Schedules are not attached before the close of business on such date. Buyer reserves the right to object to any information contained in the Schedules and to terminate this Agreement in the event that such information substantially impairs the value of the Assets or the Business.

      SECTION 9.15 TERMINATION. This Agreement may be terminated at any time prior to Closing:

            (a) by the written agreement of Buyer and Seller;

            (b) by Buyer by written notice to Seller if the representations and warranties of Seller or any Member shall not have been true and correct in all material respects as of the date when made or on the Closing Date, or Seller or any Member has breached in a material respect its covenants hereunder;

            (c) by Seller by written notice to Buyer if the representations and warranties of Buyer shall not have been true and correct in all material respects as of the date when made, or Buyer has breached in a material respect its covenants hereunder; or

            (d) by either party if Closing shall not have occurred on or before September 30, 2004 (or such later Closing date to which the parties may agree in writing); provided, however, that this Agreement may not be so terminated by a party then in breach of its representations, warranties, or covenants herein.

            (e) In the event of the termination of this Agreement pursuant to the provisions of this Section 9.15, this Agreement shall become void and have no effect, without any liability to any person in respect hereof or of the transactions contemplated hereby on the part of any Party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, managers, members, Members or affiliates, except for any liability resulting from such Party's breach of this Agreement. Notwithstanding the foregoing, in the event of a termination of this Agreement pursuant to Section 9.15(b) herein, the Earnest Money shall be fully refundable to Buyer. If this Agreement is terminated for any other reason, then the Earnest Money, together with interest thereon, shall be retained by Seller and the Members as liquidated damages and not as a penalty. Negotiation of the Earnest Money by any of Seller or any Member shall operate as a complete release of all claims against Buyer arising out of this Agreement. Buyer and Seller shall each be responsible for the costs incurred by third parties, on such Party's behalf, except as otherwise allocated by this Agreement.

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      SECTION 9.16 ALLOCATION OF CERTAIN EXPENSES.

            (a) All Allocable Expenses (as defined below) shall be prorated between pre-Closing and post-Closing periods, and between the Seller and the Buyer, based on the number of days elapsed, unless it is otherwise evident on the face of an invoice or bill that a particular item, service or expense is specifically attributable to a period before or after the Closing. Allocation and settlement of all Allocable Expenses paid by the parties shall be made within ninety (90) days following the Closing Date.

            (b) "Allocable Expenses" means and includes operating expenses of the Business benefiting or attributable to a period beginning before and ending after the Closing Date. Examples of Allocable Expenses include items such as rent, electricity, water, gas and telephone service, advertising, equipment rental, maintenance expenses, and the like. "Allocable Expenses" shall not include payroll expense, insurance expense, interest expense or any other expense attributable solely to the operation of the Assets or the conduct of the Business by the Seller, nor any property taxes or assessments prorated at Closing.

      SECTION 9.17 GOVERNING LAW, JURISDICTION, VENUE AND WAIVER OF TRIAL BY JURY. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ALABAMA AND ANY AND ALL RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ALABAMA AND NO OTHER JURISDICTION. IF ANY DISPUTE ARISES OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TERMINATION THEREOF, OR THE RELATIONSHIP CREATED BY OR DESCRIBED IN THIS AGREEMENT, THE PARTIES AGREE TO BRING SUIT UPON ALL SUCH MATTERS THEN IN DISPUTE ONLY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF ALABAMA OR, IF SAID COURT LACKS DIVERSITY JURISDICTION, IN THE CIRCUIT COURT FOR MOBILE COUNTY, ALABAMA. THE PARTIES HERETO SHALL AND HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES CREATED BY THIS AGREEMENT, THE USE OR OCCUPANCY OF THE PROPERTY, AND/OR ANY CLAIM OF BREACH, INJURY OR DAMAGE.

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      SECTION 9.18 CERTAIN DEFINITIONS.

      "Actual Working Capital Adjustment" means the difference (which may be positive or negative) between the calculation set forth in Section 2.4(b) and the amount of the Working Capital Adjustment estimated and used at the Closing pursuant to Section 2.4(a).

      "Affiliate" means (a) any entity directly or indirectly controlled by, controlling or under common control with a Party; (b) any director or executive officer of such party or of any entity referred to in (a) above; and (c) if any Party in (a) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any person or entity who is controlled by any such member or trust. For purposes of this definition, any person or entity which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any entity (other than as a limited partner of such other entity) will be deemed to "control" (including, with its correlative meanings, "controlled by" and "under common control with") such entity or person.

      "Current Assets" has the meaning assigned to it under GAAP, except that the Accounts Receivable shall be reduced for collectability pursuant to the following formula: (i) all Accounts Receivable that are 60 days old or less as of the Closing Date shall be credited ***; (ii) all the Accounts Receivable that are between 61 and 90 days old as of the Closing Date shall be credited ***;
(iii) all the Accounts Receivable that are between 91 and 120 days old as of the Closing Date shall be credited ***; and (iv) any Accounts Receivable that are more than 120 days old as of the Closing Date shall ***; provided, however, that no reduction shall be made with respect to any particular Accounts Receivable to the extent of the allowance for doubtful accounts recorded therefor.

      "Current Liabilities" has the meaning assigned to it under GAAP.

      "GAAP" means generally accepted accounting principles.

      SECTION 9.19 CONTRACT INTERPRETATION; CONSTRUCTION OF AGREEMENT.

            (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Article, Section, Exhibit, Schedule, preamble, Premises and party references are to this Agreement unless otherwise stated.

            (b) Each party hereto acknowledges that each party was actively involved in the negotiation and drafting of this Agreement and, therefore, no party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the

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      provisions of this Agreement, and all language in all parts of this
      Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                       BUYER:

                                       WCA OF ALABAMA, L.L.C.,
                                       A DELAWARE LIMITED LIABILITY COMPANY

                                       By:   /s/ Jerome M. Kruszka
                                          -------------------------------------
                                       Its: President

                                       SELLER:

                                       BLOUNT RECYCLING, LLC,
                                       a Alabama limited liability company

                                       By:   /s/ Van Mulvehill /s/ Frank Hollis
                                          --------------------------------------
                                       Its:    Member               Member

                                       MEMBERS:

                                         /s/ Frank Hollis
                                       -------------------------------------
                                       FRANK HOLLIS

                                         /s/ Van Mulvehill
                                       -------------------------------------
                                       VAN MULVEHILL

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